Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange  Act of 1934, as amended, each of the undersigned hereby agrees to  the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the shares of Common Stock, par value $0.01 per share, of Zix Corporation.  This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: October 24, 2012

ROCKALL EMERGING MARKETS MASTER FUND LIMITED

By:	Meldrum Asset Management, LLC its Investment Manager

By:	/s/ Con Egan
	Name:	Con Egan
	Title:	Manager

MELDRUM ASSET MANAGEMENT, LLC

By:	/s/ Con Egan
	Name:	Con Egan
	Title:	Manager

/s/ Con Egan
Con Egan

/s/ Conor O’Driscoll
Conor O’Driscoll

/s/ Fulvio Dobrich
Fulvio Dobrich

/s/ Michael E. Dailey
Michael E. Dailey